UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2011

KITE REALTY GROUP TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

30 S. Meridian Street
Suite 1100
Indianapolis, IN		46204
(Address of principal executive offices)		(Zip Code)

(317) 577-5600
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

    On June 6, 2011, Kite Realty Group Trust (the “Company”) and Kite Realty Group, L.P. (the “Operating Partnership”) entered into an unsecured Second Amended and Restated Credit Agreement (the “Credit Agreement”) with KeyBank National Association, as Administrative Agent (the “Agent”), and the other lenders party thereto (collectively, the “Lenders”). The Credit Agreement amends and restates the unsecured Amended and Restated Credit Agreement, dated February 20, 2007 (the “Prior Credit Agreement”), among the Company, the Operating Partnership, the Agent and the other lenders party thereto.  The Credit Agreement has a scheduled maturity date of June 6, 2014, with a one year extension option.

          The Credit Agreement provides for a $200 million revolving credit facility, which is the same amount provided for in the Prior Credit Agreement.  The amount available for the Operating Partnership to borrow at any time under the Credit Agreement is the lesser of (i) $200 million or (ii) the lesser of (A) 62.5% of the value of all properties then included in an unencumbered pool of properties that satisfy certain requirements and (B) the maximum principal amount of debt which would not cause an implied debt service coverage ratio determined on the basis of the net operating income of the properties included in an unencumbered pool of properties to be less than 1.40 to 1.  As of June 6, 2011, the amount available for the Operating Partnership to borrow under the Credit Agreement was up to approximately $40.1 million. The Operating Partnership has the option to increase the revolving loan commitment under the Credit Agreement to $300 million, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently party to the Credit Agreement, to provide such increased amounts.  The Credit Agreement permits the Operating Partnership to utilize up to $25 million of the revolving loan commitment for the issuance of letters of credit and includes swingline loan capacity for up to $25 million in same day borrowings.

          Borrowings under the Credit Agreement will, subject to certain exceptions, bear interest at a rate of LIBOR plus 225 to 275 basis points, depending on the Operating Partnership’s leverage ratio.  An unused commitment fee of 25 or 35 basis points, depending on the amount of borrowings under the Credit Agreement, accrues on unused portions of the commitments under the Credit Agreement.

          The proceeds of borrowings under from the Credit Agreement will be used by the Operating Partnership for general corporate purposes. Initial borrowings under the Credit Agreement were used to replace the $125.3 million principal amount outstanding under the Prior Credit Agreement.

          The Operating Partnership’s ability to borrow under the Credit Agreement will be subject to ongoing compliance by the Company, the Operating Partnership and their subsidiaries with various restrictive covenants similar to those in the Prior Credit Agreement, including with respect to liens, indebtedness, investments, dividends, mergers and asset sales.  In addition, the Credit Agreement requires that the Company satisfy certain financial covenants, including:

•	a maximum leverage ratio of 65%, reducing to 62.5% on December 31, 2012 and for all periods thereafter;
•	Adjusted EBITDA (as defined in the Credit Agreement) to fixed charges coverage ratio of at least 1.50 to 1;
•	minimum tangible net worth (defined as Total Asset Value less Total Indebtedness) of $325 million (plus 75% of the net proceeds of any future equity issuances);
•
the aggregate amount of unsecured debt of Company, Operating Partnership and their respective subsidiaries not exceeding the lesser of (a) 62.5% of the value of all properties then included in an unencumbered pool of properties that satisfy certain requirements and (b) the maximum principal amount of debt which would not cause the ratio of certain net operating income less capital reserves to debt service under the Credit Agreement to be less than 1.40 to 1;.

•	ratio of secured indebtedness to total asset value of no more than .575 to 1;
•	minimum unencumbered property pool occupancy rate of 80%;
•	ratio of floating rate debt to total asset value of no more than 0.35 to 1; and
•	ratio of recourse debt to total asset value of no more than 0.30 to 1.

          The Company and several of the Operating Partnership’s subsidiaries are guarantors of the Operating Partnership’s obligations under the Credit Agreement.

          The forgoing summary is qualified in its entirety by reference to the copy of the Credit Agreement attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) The following exhibits are filed as part of this report:

Exhibit Number	Description

10.1
Credit Agreement, dated as of June 6, 2011, by and among the Operating Partnership, the Company, KeyBank National Association, as Administrative Agent, Bank of America, N. A., as Syndication Agent, Wells Fargo Bank, National Association, as successor to Wachovia Bank National Association as Documentation Agent and the other lenders party thereto.

10.2	Guaranty, dated as of June 6, 2011, by the Company and certain subsidiaries of the Operating Partnership party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

Date: June 9, 2011	By:	/s/ Daniel R. Sink

Daniel R. Sink
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1
Credit Agreement, dated as of June 6, 2011, by and among the Operating Partnership, the Company, KeyBank National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Wells Fargo Bank, National Association, as successor to Wachovia Bank National Association as Documentation Agent and the other lenders party thereto.

10.2	Guaranty, dated as of June 6, 2011, by the Company and certain subsidiaries of the Operating Partnership party thereto.